                                                                   EXHIBIT 10.25

                                   Frank J. Hansen / President
                                                     and Chief Executive Officer

(IDEX CORPORATION LOGO)            IDEX CORPORATION
                                   630 Dundee Road
                                   Northbrook, IL 60062-2745
                                   (847) 498-7070


                                   April 24, 2000


PERSONAL AND CONFIDENTIAL


Mr. Frank J. Notaro
1133 North Dearborn, Apt. 2006
Chicago, Illinois 60610

Dear Frank:

         Re:      Severance Agreement

         This is to confirm that in the event of your Termination from Service, as hereafter defined, with IDEX Corporation or its successors ("IDEX"), within twenty-four (24) months following, or, directly or indirectly, in connection with, or in anticipation of, a Change of Control, as hereinafter defined, you will be entitled to the following benefits as a severance payment (hereinafter referred to individually as a "Severance Benefit" and collectively as "Severance Benefits"):

         1) Payment of your base salary and vacation pay (for vacation not taken, including vacation carryover from the prior year plus a pro rata accrual for the current year) accrued but unpaid through the date of termination of employment payable in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         2) Any amount earned under the Management Incentive Compensation Plan ("MICP") for the calendar year preceding the year in which the termination of employment occurs which has not been paid will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         3) An amount equal to three times the sum of (a) your annual base salary, at the rate in effect on the Determination Date, as hereinafter defined, and (b) your full year's bonus under the MICP at your Target Incentive Amount in effect on the Determination Date, calculated in accordance with the practice in effect on the Determination Date. This amount will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 2

         4) A proportionate bonus, as described in this subparagraph, under the MICP. The portion of the bonus payable will be the amount determined by multiplying a full year's MICP bonus, at your Target Incentive Amount in effect on the Determination Date, calculated in accordance with the practice in effect on the Determination Date, by a fraction the numerator of which is the number of full and partial calendar months in the calendar year which precede the date of the termination of employment and the denominator of which is 12. This amount will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         5) Fringe benefits for a continuing period of twenty-four (24) months following the date of termination of employment. Covered fringe benefits for purposes of this agreement include: (a) term life insurance in an amount in effect on the Determination Date, (b) medical benefits at the level in effect on the Determination Date, (c) to the extent coverage is available under the insurance policy in effect, the personal accident plan at the level in effect on the Determination Date, (d) the use of an IDEX-provided automobile, plus related expenses, comparable to that provided to you on the Determination Date, and (e) other miscellaneous fringe benefits in effect on the Determination Date. Medical benefits will be reduced to the extent of coverage provided by subsequent employers. For purposes of COBRA health care continuation coverage, the "qualifying event" will be deemed to have occurred at the end of the twenty-four (24) month period following termination of employment.

         6) For a twenty-four (24) month period following the date of your termination of employment, IDEX will promptly pay or reimburse you for expenses, in an aggregate amount not to exceed 10% of your annual base salary, at the rate in effect on the Determination Date, incurred by you for outplacement services, which may include consultants, reasonable travel, rental of an office off IDEX's premises, secretarial support, and photocopying, telephone, and other miscellaneous office expenses.

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 3

         7) For a sixty (60) month period following the date of the Executive's termination of employment, the Corporation will continue any indemnification agreement with the Executive and will provide directors' and officers' liability insurance insuring the Executive. That coverage will have limits and scope of coverage not less than that in effect immediately prior to the change in control. At your request, IDEX will cause a certificate of insurance, in a form satisfactory to you, verifying this coverage to be provided to you on an annual basis.

         8) You shall be fully vested in your accrued benefit under any qualified or non-qualified pension or profit sharing plan maintained by IDEX, provided, however, if the terms of such plan do not permit acceleration of full vesting, you will receive a lump sum payment on the last day employed, or as soon thereafter as practicable, in an amount equal to the value of your accrued benefit which was not vested.

         9) Vesting and the ability to exercise stock options granted to you will be governed by the terms of the stock option plan under which the options were granted and the terms of the option agreement.

         Notwithstanding anything in this letter agreement or any other agreement to the contrary, in the event it is determined that any payments or distributions by IDEX or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of you, whether paid or payable pursuant to the terms of this letter agreement, or pursuant to any other agreement or arrangement with IDEX or any such affiliate ("Payments"), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment from IDEX (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The amount of the Gross-Up Payment will be calculated by

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 4


the Corporation's independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Corporation's outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Gross-Up Payment will be paid on your last day employed or on the occurrence of the event that results in the imposition of the Excise Tax, if later. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within ten (10) days after the precise calculation is obtained, either IDEX will pay any additional amount to you or you will pay any excess amount to IDEX, as the case may be. If subsequently the Internal Revenue Service (IRS) claims that any additional Excise Tax is owing, an additional Gross-Up Payment will he paid to you within thirty (30) days of your providing substantiation of the claim made by the IRS. After payment to you of the Gross-Up Payment, you will provide to IDEX any information reasonably requested by IDEX relating to the Excise Tax, you will take such actions as IDEX reasonable requests to contest such Excise Tax, cooperate in good faith with IDEX to effectively contest the Excise Tax and permit IDEX to participate in any proceedings contesting the Excise Tax. IDEX will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold you harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, you will refund to IDEX the related amount of the Gross-Up Payment.

         For purposes of this letter agreement, "Change of Control" shall have the same meaning as under the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan as in effect on the date of this letter.

         For the purposes of this letter agreement, Termination of Service is defined as (1) a termination of your employment by IDEX for any reason other than for Cause, as hereinafter defined; (2) your reasonable belief that there has been a material diminution in responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority (without limiting the generality of the foregoing, such a material diminution in

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 5


responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority will be deemed to have taken place if any of the following occur: (a) you cease to be an officer of a reporting company under the Securities Exchange Act of 1934, (b) you retain the position as an officer of the reporting company but your primary responsibilities, duties, title, status, role or authority are with an entity within the business organization which is not the reporting company or (c) your degree of involvement in executive decision making relating to IDEX has been materially diminished); (3) IDEX moves your primary worksite to a location outside of the Northbrook, Illinois region which necessitates, in your reasonable judgment, your required relocation from your current residence which you choose not to accept; (4) a reduction in your annual base salary, reduction in the aggregate compensation provided to you (aggregate compensation to be determined by taking into consideration, without limitation, the target level of MICP Awards (other than changes in award amounts which are the result of IDEX performance), retirement or pension plans, nonqualified deferred compensation plans, stock option awards, severance benefits, or any other fringe benefit plan), or degradation in working conditions or (5) if following a Change of Control where IDEX Corporation is no longer the ultimate parent corporation, the failure of the then ultimate parent corporation (a) to appoint you to a position with the then ultimate parent corporation having the same responsibilities, duties, title, reporting responsibilities within the business organization, status, role and authority as you now hold with IDEX, (b) to acknowledge and assume, in writing, this letter agreement at the time of the Change of Control, or (c) to acknowledge and assume, in writing, the indemnification agreement with you which is in effect at the time the Change of Control. After notification to you or your obtaining specific and reliable information which gives rise to your reasonable belief, that one of the preceding events is to occur in the near future, you may, after providing reasonable notice, voluntarily terminate your employment (which, if prior to the happening of the event, must be effective no earlier than, and be contingent on, the occurrence of the event) and the termination will be deemed a Termination of Service. If a Change of Control occurs and your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority are reduced or in any manner adversely affected prior to the date of the Change of Control (hereafter referred to as a "Modification"), and if you reasonably demonstrate that the modification was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise arose, directly or indirectly, in connection with, or in anticipation of, a Change of Control, then the level of your responsibilities, duties, title, reporting

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 6


responsibilities within the business organization, status, role or authority for purposes of this letter agreement shall be those in effect on the date immediately prior to the Modification. If your termination of employment occurs prior to a Change of Control and if you reasonably demonstrate that the termination was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise arose, directly or indirectly, in connection with, or in anticipation of, a Change of Control, then your termination will be deemed a Termination of Service. If one of the events which would be a Termination of Service occurs, and if your termination of employment at that time would be in a period of time during which you would be unable to exercise stock options or sell shares of IDEX or its successor, either by law or contractual agreement (a "Restrictive Period"), then you may continue in employment until a reasonable period after the Restrictive Period ends and your subsequent termination of employment will be a Termination of Service.

         For purposes of this letter Agreement, "Cause" exists if (1) you breach, in a substantive and material manner, your fiduciary duty to IDEX, (2) you commit a felony criminal act, or (3) you fail, after repeated requests of the Chief Executive Officer of IDEX, which have been documented to you in writing, to perform the material duties assigned to you (the nature of which must be consistent with the duties assigned to you prior to the Change of Control or prior to any modification of your assigned duties made in connection with, or anticipation of, such Change of Control).

         For purposes of this letter agreement, the term "Determination Date" means the date immediately prior to the date of (1) payment of any Severance Benefit, (2) the Change of Control, (3) your Termination of Service, or (4) your last day of employment, on whichever of the four preceding dates a factor (i.e. the rate, level, amount, practice, quality or other factor, as the context may indicate) used to calculate a Severance Benefit under this letter agreement is the factor which will result, with respect to such Severance Benefit, in the greatest or largest benefit to be provided. For avoidance of doubt, the Determination Date may be different with respect to different Severance Benefits.

         If IDEX, or any entity which has an obligation to you under this letter agreement, fails to honor any provision of this letter agreement or if a contest or dispute as to the terms of this letter agreement arises, all legal fees and expenses incurred by you to enforce this agreement or to contest or dispute its terms will

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 7


be paid, or at your request, advanced, by IDEX to you or directly to your attorney, as you may direct.

         To the extent that this letter agreement provides a larger or greater separate Severance Benefit than may be provided to you pursuant to any policy, program, contract or arrangement previously adopted by IDEX prior to your Termination of Service, this letter agreement will supersede and be in full substitution of such other policy, program, contract or arrangement with respect to the larger or greater separate Severance Benefit to be provided. To the extent that any policy, program, contract or arrangement adopted by IDEX prior to your Termination of Service provides a larger or greater separate severance benefit than provided to you pursuant to this letter agreement, such other policy, program, contract or arrangement will supersede and be in full substitution of this letter agreement with respect to the larger or greater separate Severance Benefit to be provided.

         This letter agreement shall apply to a Change of Control that occurs on or before the date on which IDEX provides written notice to you that the terms this letter agreement will terminate (the date so specified in the notice will not be less than two years following the date of such notice), or, if a Change of Control is pending as of such date, this letter agreement will also apply if that Change of Control does occur in a reasonable period thereafter. If a Change of Control has not occurred as of the date specified in the notice, or is pending as of the date so specified in the notice and is not subsequently consummated in a reasonable period thereafter, this letter agreement shall be null and void.

         The terms of this letter agreement will be governed by the laws of the State of Illinois and will be binding on IDEX and its successors (who consent to jurisdiction in the State of Illinois with respect to the subject matter of this letter agreement) and will inure to the benefit of your heirs. You will not be required to mitigate the amount of any payment or benefit provided for in this letter agreement by obtaining other employment or other sources of income or benefits nor will the amount of any payment or benefit be reduced by offset against any amount claimed to be owed by you to IDEX (except to the extent that medical benefits are provided by a subsequent employer). For any matter in this letter agreement wherein the determination of the existence of any fact or other matter is indicated to be in your reasonable belief, your belief will be respected and upheld provided you have obtained specific and reliable information giving rise to your reasonable belief and unless IDEX demonstrates, by a preponderance of

(IDEX CORPORATION LOGO)


Mr. Frank J. Notaro
April 24, 2000
Page 8


the evidence, that the basis for your belief was arbitrary or capricious. If any provision of this letter agreement is held invalid or unenforceable for any reason, all other provisions shall remain in effect.

         All notices and other communications given pursuant to this letter agreement will be deemed to have been properly given if hand delivered or mailed, addressed to the appropriate party at the address as shown on the first page of this letter agreement, postage prepaid, by certified or registered mail, return receipt requested and, in the case of notice to IDEX to the attention of the President. A copy of any notice sent must also be sent to Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 1800 One M&T Plaza, Buffalo, New York 14203,
Attention: Richard E. Heath, Esq. and Richard W. Kaiser, Esq. Any party may from time to time designate, by written notice given in accordance with these provisions, any other address or party to which such notice or communication or copies thereof shall be sent.


                                          Very truly yours,

                                          /s/ FRANK J. HANSEN

                                          Frank J. Hansen



Agreed to and accepted by:


/s/ FRANK J. NOTARO
-------------------
Frank J. Notaro

Date: April 27, 2000